EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for November 2010

WHITE PLAINS, N.Y., Nov. 19, 2010 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its November newsletter today.

Will This Be A Record Quarter?

With the M&A wave having finally arrived, we have received many calls asking, "Can you get our deal closed by the end of the year?"   Having built capacity both in human and financial capital earlier in 2010 in its anticipation, Fifth Street is well situated for the "deal wave" now being experienced. We are primarily focused on first lien, one-stop transactions, with floating rates, where we see the strongest risk-adjusted returns on our investments. Our deal flow also includes several opportunities which represent repeat transactions with a particular equity sponsor; we continue to solidify our partnership approach with middle market private equity firms.

Since releasing our last newsletter in mid-October, we have originated $45.5 million of new deals, $39.5 million of which were funded at close. Total deal originations so far in our first fiscal quarter of 2011 stand at $109.0 million, $90.5 million of which were funded at close. The rest of the quarter is shaping up to be quite robust, with a number of attractive opportunities in our deal pipeline. We are also experiencing an increased rate of refinancing which further indicates that the leverage market has stabilized. Over the past several months, we have seen a steady increase in the EBITDA of our portfolio companies as a whole. This increase, combined with low interest rates and a potential tax increase next year, has created a strong M&A climate. In anticipation of a busy conclusion to the calendar year, we are in discussions to expand our credit facilities which will provide us with additional dry powder to take further advantage of our strong pipeline.

We now pay a monthly dividend to our shareholders, averaging 10.66 cents per share during the current quarter. Annualized, this would represent a $1.28 per share payout. Due to our strong deal flow, our distributable income continues to support such a dividend level and we and our Board of Directors anticipate being able to maintain this payout level. Realizing book earnings at or exceeding $0.32 per share per quarter is one of the primary goals we have set for the next twelve months. We believe our size and market position allow us a lower cost of capital, flexible credit facilities and a strong brand advantage relative to our peers. In addition, our market presence in Los Angeles, Chicago and New York allows us comprehensive coverage of the United States.

Five months ago, Jim Velgot was hired as Executive Director, Marketing & Brand Management. Prior to joining Fifth Street, Jim spent over 20 years branding and growing Alliance Bernstein. With Jim on board, we are very excited to enhance our existing market position and more widely communicate our branding message. Also, congratulations to Ivelin Dimitrov and Chad Blakeman, who recently were appointed as Co-Chief Investment Officers of the firm following the retirement of Marc Goodman. In short, our team is stronger than ever.

This newsletter will mark the last Fifth Street newsletter until next year. We are scheduled to report our 2010 fiscal year end earnings on December 2, 2010 and we do not release newsletters in months when earnings are reported.  However, during the month of December, we plan to update our investors on our deal closings. We truly appreciate the continued support of our investors. Thank you.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. such as the anticipation by the company and its Board of Directors to be able to maintain a certain dividend payout level in the future. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Executive Director, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com